Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Habersham Bancorp:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-64149, 33-61587, 33-61589, and 333-48507 ) on Form S-8 and Registration Statement No. 333-18023 on Form S-3 of Habersham Bancorp of our report dated January 23, 2004, with respect to the consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows of Habersham Bancorp and subsidiaries for the year ended December 31, 2003, which report appears in the December 31, 2005 annual report on Form 10-K of Habersham Bancorp.

KPMG LLP

Atlanta, Georgia
March 27, 2006